Exhibit 10.16

This is a translation of the original text in Chinese

Exclusive Technology Development, Support and Consultancy Agreement

The Exclusive Technology Development, Support and Consultancy Agreement (the “Agreement”) is concluded and signed by and between the following parties on June 14, 2013:

Party A: Beijing Kingsoft Internet Security Software Co., Ltd.

Registered Address: East Area, Floor 2, No.33 Xiaoying West Road, Haidian District, Beijing

Legal Representative: Jun LEI

Party B: Beijing Antutu Technology Co., Ltd.

Registered Address: Room A-0049, Floor 2, Building 3, No.30 Shixing Street, Shijingshan District, Beijing

Legal Representative: Jun LEI

Whereas, Party A is mainly engaged in internet and software technology development, support and consultancy services and has rich experience in this respect;

Whereas, Party B is willing to accept the technology development, support and consultancy services exclusively provided by Party A, and Party A is willing to provide such services to Party B in accordance with the terms and conditions stipulated in the Agreement;

NOW THEREFORE, through friendly consultations, Party A and Party B have reached the agreement as follows with respect to the provision of technology development, support and consultancy services by Party A to Party B:

Article 1 Services

Party B hereby engages Party A to provide and Party A agrees to provide Party B with consultancy services on operation management, as well as technology development and support (hereinafter referred to as the “Services”) in accordance with the terms and conditions stipulated in the Agreement. The scope of the Services is shown in Annex I.

Article 2 Exclusivity

Party B agrees to accept the technology development, support and consultancy services provided by Party A within the valid term of the Agreement. Party B further agrees that, unless with prior written consent of Party A, within the valid term of the Agreement, Party B may not accept services provided by any third party (other than a third party designated by Party A) with respect to the business mentioned in the Agreement.

Party B promises that, if it intends to cooperate with any other enterprise in any business, it shall first obtain approval from Party A. All things equal, Party A or its affiliates shall have the priority to cooperate with Party B with respect to such business.

Article 3 Calculation and Payment of the Technology Development, Support and Consultancy Fees (hereinafter referred to as the “Service Fees”)

As a consideration for Party A’s services to Party B, Party B shall pay the Service Fees to the bank account designated by Party A at regular or irregular intervals.

The actual settlement cycle and the fee standard shall be notified by Party A to Party B based on the practical situation of providing the services. Party B shall not raise any objection to the settlement cycle and fee standard proposed by Party A. However, in principle, such Service Fees may not be less than 30% of the pretax income received by Party B from the operation of the relevant services.

If Party B fails to pay the Service Fees and other charges in accordance with the provisions of the Agreement or subsequent supplementary agreements, Party B shall separately pay a default interests at the annual rate of 10% to Party A with respect to the payment in arrears.

If Party A considers that due to certain reason the percentage of the Service Fees to be collected in accordance with Article 3 hereof needs to be adjusted, Party B shall, within seven (7) working days after Party A puts forward a written requirement for adjusting the Service Fees, consult with Party A actively and in good faith to determine a new charging standard or mechanism. If Party B fails to make any reply within seven (7) working days after receiving the aforesaid adjustment notice, it shall be deemed that Party B agrees with such adjustment to the Service Fees.

The aforesaid adjustment to the Service Fees shall not affect the validity of the Agreement or the performance of other obligations of both Parties under the Agreement.

Party A shall be entitled, at its own expense, to appoint its employees or any certified public accountants in China or other countries (hereinafter referred to as “Party A’s Authorized Representatives”) to check Party B’s accounts in order to examine and verify the calculation method and the amount of the Service Fees. For this purpose, Party B shall provide Party A’s Authorized Representatives with the documents, accounts, records and data etc. required by them to facilitate Party A’s Authorized Representative to audit Party B’s accounts and determine the amount of the Service Fees. Unless there is manifest error, the amount of the Service Fees shall be subject to that determined by Party A’s Authorized Representative.

Unless separately agreed upon by both Parties, the Service Fees payable by Party B to Party A in accordance with the Agreement may not be subject to any deduction or offset (such as bank charges, etc.).

In addition, when paying the Service Fees, Party B shall also pay to Party A the actual expenditures incurred by Party A for providing the consultancy and services under the Agreement, including without limitation various travel expenses, car fares, printing expenses and postage, etc.

Article 4 Intellectual Properties

With respect to any and all rights, titles, interests and intellectual properties (including without limitation copyrights, patents, know-how, trade secrets and others) arising from the performance of the Agreement, whether they are developed by Party A itself or developed by Party B on the basis of Party A’s intellectual properties or developed by Party A on the basis of Party B’s intellectual properties, Party A shall enjoy exclusive ownership, intellectual properties and beneficial interests and Party B may not claim ownership, intellectual properties or any other rights or interests against Party A. Without written consent of Party A, Party B may not assign or grant the aforesaid intellectual properties to any third party.

If the development is accomplished on the basis of Party B’s intellectual properties, Party B shall guarantee that there is no flaw with respect to such intellectual properties. Otherwise, the losses incurred by Party A shall be borne by Party B.

Article 5 Indemnification

Party B shall indemnify, defend and hold harmless of Party A from and against any and all claims, compensations, liabilities, costs and expenses borne by Party A in the lawsuits or other legal proceedings between any compensator and any party to be compensated or between any party to be compensated and any third party which are resulted in by Party B’s breach of the provisions hereof, or failure to follow Party A’s instructions, or misuse of Party A’s intellectual properties or improper technical operations. If Party B finds out that anyone uses Party A’s intellectual properties without legal authorization, Party B shall notify Party A immediately and cooperate with Party A in any action taken by Party A.

Article 6 Confidentiality

During the performance of the Agreement or for the purpose of the Agreement, Party A will provide Party B with data, information, documents or carrier in any other form related to the technology development, support and consultancy services, and Party B will provide Party A with data, information, documents or carrier in any other form related to Party B’s operation and business. The aforesaid data, information, documents or carrier in any other form constitute their respective confidential information. The receiving Party shall take necessary measures to keep such confidential information confidential, not to disclose such information to any third party and procure its managers, employees or any other persons who may have access to such confidential information to abide by the confidentiality obligation stipulated herein. The content of the Agreement is an integral part of the confidential information.

Article 7 Validity

The Agreement shall remain in effect until it is terminated in accordance with the provisions of the Agreement or by consensus of both Parties.

Article 8 Early Termination

Within the valid term of the Agreement, Party A shall be entitled to terminate the Agreement at any time by giving a written notice to Party B and Party A shall not assume or be required by Party B to assume any liability for damages to Party B; Party B may not terminate the Agreement before the date of expiration in any case.

Party A is entitled to examine Party B’s business activities. If Party A, in accordance with its own reasonable judgment, believes that Party B’s business activities violate the laws, regulations or government policies, Party A shall be entitled to require Party B to make rectifications in a timely manner. If Party B fails to make such rectifications as required in a timely manner, Party A shall be entitle to terminate the Agreement by giving a written notice to Party B in thirty (30) days’ advance. Under such circumstances, Party B shall compensate for all losses incurred to Party A therefrom and pay the Service Fees for relevant services already provided.

Even if the Agreement is terminated before the date of expiration, the rights and obligations of both Parties under Article 5 and Article 6 shall remain in effect.

Article 9 Governing Law and Dispute Settlement

1.	The signature, validity, performance, interpretation and enforceability of the Agreement shall all be governed by the laws of the People’s Republic of China.

2.	Any dispute arising from or in connection with the Agreement shall be settled by the Parties through friendly consultations. In case that no agreement can be reached, either Party is entitled to submit the relevant disputes to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration which shall be conducted in accordance with the CIETAC’s arbitration rules in effect at the time of applying for arbitration. The arbitration place shall be Beijing; the language of arbitration shall be Chinese. The arbitral award is final and binding upon the Parties. All arbitration fees, including the fees for enforcing any arbitral award, shall be borne by the losing party. Both Parties agree that, within the arbitration period, apart from the clause under arbitration, either Party shall continue to abide by and to perform all other clauses of the Agreement.

Article 10 Miscellaneous

1.	Any notice or other communications hereunder by one Party to the other Party shall be given by fax or by mail. The legal addresses or domiciles of both Parties listed in the Agreement shall serve as their respective contact addresses, unless other addresses designated in writing by one Party to the other Party.

2.	If any clause of the Agreement is deemed to be invalid in accordance with the applicable laws, the validity of other clause hereof shall not be affected. Both Parties shall make necessary amendments to the invalid clause to make it valid and reflecting the original intention of both Parties to the maximum extent.

3.	Any amendment or supplement to the Agreement shall be made in writing by both Parties.

4.	The Agreement is executed in triplicate, with each Party holding one counterpart and the remaining counterpart being kept in the archives, which shall have the equal legal effect.

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IN WITNESS WHEREOF, the Parties hereby execute the Agreement on the date and at the location first written above.

Party A: Beijing Kingsoft Internet Security Software Co., Ltd.

Legal Representative: Jun LEI

Signature: /s/ Common Seal of Beijing Kingsoft Internet Security Software Co., Ltd.

Stamp

Party B: Beijing Antutu Technology Co., Ltd.

Legal Representative: Jun LEI

Signature: /s/ Common Seal of Beijing Antutu Technology Co., Ltd.

Stamp

[Signature Page of the Exclusive Technology Development,

Support and Consultancy Agreement]

Annex I

Scope of the Technology Development, Support and Consultancy Services

The scope of technology consultancy and services includes:

1.	Party A detects the performance and stability of Party B’s website at regular intervals, puts forward suggestions on optimization and provides servers and bandwidth resources required for the operation of the aforesaid website.

Party A utilizes specific technologies to conduct the performance monitoring and stability test on Party B’s website by the month and provides Party B with monthly monitoring and test reports. The reports shall point out corresponding suggestions on optimization.

2.	Party A provides technical training services to Party B’s personnel at regular intervals.

At the request of Party B, Party A provides Party B’s personnel with technical training services with respect to the following subjects: internet server technology development and client software development.

3.	Party A provides Party B with product design and development services.

Party A will, specific to Party B’s requirements, provide product design and development services. For the product design and development services, Party A is required to deliver product executable files, supporting documentations, design drawings and technical documentation for the realization.

4.	If required by Part B, Party A may provide on-site technical services to Party B.

Upon the request of Party B, Party A shall, within 3 working days, provide Party B with on-site technical services. The on-site technical services each time shall not last for more than 5 working days.